UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2023

TerrAscend Corp.

(Exact name of Registrant as Specified in Its Charter)

Canada	000-56363	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 City Centre Drive Suite 501
Mississauga, Ontario, Canada		L5B 1M5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 717 610-4165

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	TRSSF	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2023, TerrAscend Corp. (the “Company”) closed a second tranche of concurrent private placement offerings (the “Second Private Placements”) pursuant to the terms and conditions of those certain Subscription Agreements for Units (the “Equity Subscription Agreements”) and that certain Subscription Agreement for Convertible Debentures (the “Debenture Subscription Agreement”), each dated as of June 28, 2023, by and between the Company and certain accredited investors (the “Investors”) for total gross proceeds of approximately US$3.4 million. The Company sold to the Investors (i) an aggregate of 2,292,434 units (the “Units”) of the Company (the “Equity Offering”) at a price of US$1.50 (CAD $2.00) per Unit (the “Issue Price”), for aggregate gross proceeds of approximately US$3.4million (CAD $4.5 million), and (ii) 100 senior unsecured convertible debentures (the “Debentures”) of the Company (the “Debenture Offering”) at a price of US$1,000 per Debenture, for aggregate gross proceeds of approximately US$100,000. The Second Private Placements and the previously announced concurrent private placements totaled aggregate proceeds of US$20.5 million.

Each Unit sold pursuant to the Equity Offering is comprised of one common share of the Company (a “Common Share”) and one-half of one Common Share purchase warrant (each whole Common Share purchase warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Common Share of the Company, at an exercise price of US$1.95 per Common Share (subject to customary adjustments) for a period of two years following closing of the Equity Offering. The Warrants are governed by the terms of a warrant indenture dated June 28, 2023 between Odyssey Trust Company, acting as warrant agent, and the Company (the “Warrant Indenture”).

The Debentures have a term of 36 months from date of issuance (the “Maturity Date”). The Debentures bear interest at a rate of 9.9% per annum, payable upon conversion as described below and at maturity; provided that each holder may, at the option of the holder upon signing of the subscription agreement, elect to receive up to 4.95% per annum of such interest payable in cash on a semi-annual basis.

The Debentures are convertible, in whole or in part, into Common Shares, at the option of the holder, at any time prior to the close of business on the last business day immediately preceding the Maturity Date, at a conversion price equal to US$2.01 per Common Share (subject to customary adjustments).

Holders converting their Debentures will receive accrued and unpaid interest for the period from and including the date of the last interest payment date, to and including, the date of conversion.

The Company paid a cash fee of 1% of the gross proceeds of the Second Private Placements, exclusive of any reimbursements, to ATB Capital Markets Inc. (“ATB”) in connection with ATB’s role as financial advisor to the Company in connection with the Second Private Placements.

The Warrant Indenture, the forms of Equity Subscription Agreement, the form of Debenture Subscription Agreement, and the form of Debenture certificate are filed as Exhibits to this Current Report on Form 8-K, and the foregoing summaries of the terms of such documents are subject to, and qualified in their entirety by, the full text of such documents, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated herein by reference.

The securities issued in the private placement were offered and sold in reliance upon (i) the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(a)(2) thereof and (ii) exemptions from the formal valuation and minority shareholder approval requirements of MI 61–101 contained in sections 5.5(a) and 5.7(1)(a) of MI 61–101 in respect of the Insider Participation as the fair market value (as determined under MI 61-101) of the Insider Participation in the Private Placement is below 25% of the Company’s market capitalization (as determined in accordance with MI 61-101).

This Current Report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Report:

Exhibit No.	Description
4.1	Warrant Indenture

10.1	Form of Subscription Agreement for Equity Offering.

10.2	Form of Subscription Agreement for Equity Offering with Registered Broker-Dealer.

10.3	Form of Subscription Agreement for Debenture Offering.

10.4	Form of Convertible Debenture.

99.1	Press Release, dated June 28, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerrAscend Corp.

Date:	July 5 2023	By:	/s/ Keith Stauffer
Keith Stauffer Chief Financial Officer